As filed with the Securities and Exchange Commission on June 27, 2003
Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FORD MOTOR CREDIT COMPANY

(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)

38-1612444

(I.R.S. Employer Identification No.)

One American Road

Dearborn, Michigan 48126
(313) 322-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacy P. Thomas, Esq.

Ford Motor Credit Company
One American Road
Dearborn, Michigan 48126
(313) 594-9877
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lisa L. Jacobs, Esq.

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed
		maximum offering	Proposed maximum
Title of each class of	Amount to be	price	aggregate	Amount of
securities to be registered	registered	per unit*	offering price*	registration fee

Debt Securities	$2,000,000,000	100%	$2,000,000,000	$161,800(1)

*	Estimated solely for the purpose of determining the amount of the registration fee.

(1)	On March 8, 2002, Ford Motor Credit Company (“Ford Credit”) filed with the Securities and Exchange Commission (the “SEC”) Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-75234) (“Registration 333-75234”) pursuant to which Ford Credit registered securities to be offered with a proposed maximum aggregate offering price of $28,868,550,000 and paid a filing fee of $2,655,907 with respect to these securities. None of the securities registered in connection with Registration Statement 333-75234 were issued.

On May 16, 2002, Ford Credit filed with the SEC Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-86832) (“Registration 333-86832”) pursuant to which Ford Credit registered securities to be offered with a proposed maximum aggregate offering price of $40,000,000,000 and offset a portion of the filing fee payable in connection with Registration 333-86832 with $1,546,703 of the unused portion of the registration fee paid in connection with Registration 333-75234. This reduced the unused portion of the registration fee previously paid in connection with Registration Statement 333-75234 to $1,109,204.

Pursuant to Rule 457(p) of the Securities Act, Ford Credit is offsetting the entire amount of the $161,800 registration fee payable in connection with this Registration Statement with the unused portion of the registration fee previously paid in connection with Registration 333-75234. This further reduces the unused portion of the registration fee previously paid in connection with Registration Statement 333-75234 to $947,404.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 27, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated                     , 2003)

$500,000,000

Ford Motor Credit Company

FLOATING RATE DEMAND NOTES

          We may offer to sell the Floating Rate Demand Notes from time to time. The Notes will earn interest at a floating rate, which will be reset weekly, based on the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™ plus an additional amount as disclosed in pricing supplements issued by Ford Credit from time to time. Interest on the Notes will accrue daily from the date of issuance and will be based on the actual number of days in the month. Interest will accrue up to and including the last day of each month, and will be payable on the first business day of the subsequent month. The Notes do not have a stated maturity; generally, you may cause us to redeem all or any part of your Notes on any business day at your option. You should read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement carefully before you invest.

      The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only), of which approximately $137 billion was outstanding at March 31, 2003.

      The Notes are being issued in book-entry form only and are non-transferable.

      Further information about the Notes can be found under “Description of the Notes.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus, or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby at any time. Ford Credit may reject any offer to purchase Notes in whole or in part.

      Ford Credit may sell the Notes to the selling agent referred to below at 100% of the principal amount of the Notes. You may hold a beneficial interest in the Notes through the selling agent. We have agreed to pay the selling agent a monthly commission within ten days of each interest payment date equal to 0.029167% of the average outstanding balance of Notes outstanding during the month preceding the payment. We have not set a date for termination of our offering of the Notes.

Comerica Securities

The date of this prospectus supplement is                     , 2003.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
SUMMARY
DESCRIPTION OF THE NOTES
HOW TO PURCHASE AND REDEEM NOTES
ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION CONCERNING FORD CREDIT
GENERAL
INTEREST RATE INFORMATION
DESCRIPTION OF THE NOTES
RIGHTS NOT TRANSFERABLE
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
EXHIBIT INDEX
Opinion of S. Thomas, Secretary/Corporate Counsel
Calculation of Ratio of Earnings to Fixed Charges
Letter from PricewaterhouseCoopers LLP
Consent of PricewaterhouseCoopers, LLP
Powers of Attorney
Statement of Eligibility on Form T-1

TABLE OF CONTENTS

Page

Prospectus Supplement
Summary	S-3
Description of the Notes	S-4
How To Purchase and Redeem Notes	S-5
ERISA Considerations	S-6
Plan of Distribution	S-7
Legal Matters	S-8
Prospectus

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with pricing supplements relating to this prospectus supplement and the accompanying prospectus. No one has been authorized to provide you with different information. The Notes are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the prospectus supplement.

SUMMARY

      This section summarizes the legal and financial terms of the Notes that are described in more detail under “Description of the Notes” beginning on page S-4. You should read the more detailed information appearing elsewhere in this prospectus supplement, any applicable pricing supplement, and the accompanying prospectus.

Issuer	Ford Motor Credit Company

Selling Agent	Comerica Securities Inc.

Title of Notes	Floating Rate Demand Notes

Amount	We may issue up to $2,000,000,000 of Notes in connection with this program under this and other prospectus supplements. Additional Notes may be issued in the future without the consent of noteholders. The Notes will not contain any limitations on our ability to issue additional indebtedness.

Minimum Purchase	$1,000

Denominations	The Notes will be issued and sold in variable denominations.

Ranking	The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only), of which approximately $137 billion was outstanding at March 31, 2003.

Interest	The Notes will earn interest at a floating rate based on the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™ plus an additional amount as disclosed in pricing supplements issued by Ford Credit from time to time (the “Variable Rate”). Interest on the Notes will accrue daily from the date of issuance and will be based on the actual number of days in the month. Interest will accrue up to and including the last day of each month, and will be payable on the first business day of the subsequent month.

Redemption at the Option of the Holder	You may generally redeem all or any part of your investment on demand on any business day.

Sale and Clearance	Notes will be issued in book-entry form only. We do not intend to issue Notes in certificated form.

Transfer	No right or interest in or to a Note is assignable or transferable in whole or in part except for the selling agent’s initial transfer of beneficial ownership to a purchaser, and except for redemptions, and no attempted assignment or transfer otherwise will be effective. The selling agent will not make a market in the Notes.

DESCRIPTION OF THE NOTES

      The following summary of certain terms of the Notes is not complete. For additional terms of the Notes, you should also read the pricing supplement applicable to each series of Notes, the accompanying prospectus and the Indenture under which the Notes will be issued. The following description of the Notes supplements and, to the extent the descriptions are inconsistent, replaces the description of the general terms and provisions of the debt securities that is found under the heading “Description of Debt Securities” in the attached prospectus.

      The total principal amount of Notes offered by this prospectus supplement is $500,000,000. Ford Credit may offer additional debt securities (“Additional Notes”) in the future with terms similar to the terms of the Notes offered by this prospectus supplement. Such Additional Notes may constitute a single series with the Notes issued hereby.

      The following descriptions will apply to the Notes unless the applicable pricing supplement specifies otherwise.

General

      The Notes are issuable under an Indenture dated as of February 1, 1985, as supplemented, between Ford Credit and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company (JPMorgan Chase Bank, in its capacity as trustee under the Indenture, or any successor trustee is referred to as the “Trustee”). A copy of the Indenture is an exhibit to the Registration Statement filed with the Commission covering the offering of Notes, and statements in this Prospectus Supplement relating to the Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference. Ford Credit may from time to time enter into one or more additional supplemental indentures without the consent of the holders of the Notes, providing for the issuance of Notes under the Indenture in addition to the principal amount authorized on the date of this Prospectus Supplement.

      The Notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of $500,000,000.

      The Notes will be issuable in variable denominations and will be subject to a minimum initial purchase of $1,000.

      The Notes will be issued in book-entry form only. The Notes will be issued in the form of a global note registered in the name of Comerica Securities Inc. The principal amount of that global note will be adjusted to reflect purchases and redemptions of Notes. The ownership interest of each actual purchaser of each Note, a “beneficial owner,” will be recorded in the purchaser’s account with the selling agent. See “How to Purchase and Redeem Notes.” A purchaser’s account balance with the selling agent is equal to the aggregate principal amount of all Notes purchased by that purchaser, less the aggregate principal amount of all Notes redeemed by that purchaser. Shortly after the end of each reporting period (as described below), the selling agent will send you an account statement setting forth a summary of all purchases and redemptions during the period, including beginning and ending account balances. Statements are presently offered quarterly or, by special request to the selling agent, monthly. Account information is also available on the selling agent’s web site, as specified in the enrollment materials provided to you by the selling agent. The full amount of the taxable interest income reportable for Federal income tax purposes for the year also will be provided annually.

      The Notes will be unsecured obligations of Ford Credit, will be issued in registered form only, without coupons, and will be identical except for the issue date. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described below. The Notes will rank prior to all subordinated indebtedness of Ford Motor Credit

Company (parent company only) and pari passu with all other indebtedness of Ford Motor Credit Company (parent company only).

      The Notes are not transferable, except for the selling agent’s initial transfer of beneficial ownership to a purchaser and related redemptions, and no attempted assignment or transfer otherwise will be effective.

Interest and Interest Payment

      The Notes will earn interest at the Variable Rate, a floating rate per year equal to the most recent seven-day average yield (non-compounded) for all taxable money funds reported weekly in Money Fund Report™* plus an additional amount as disclosed in pricing supplements issued by Ford Credit from time to time.** Interest on the Notes will accrue daily and will be based on the actual number of days in the month. Interest will accrue up to and including the last day of each month, and will be paid on the first day of the subsequent month to the holder of record on that date. If the first day of the subsequent month is not a business day, interest on the Notes will be paid on the next business day and no additional interest will be payable because of such delayed payment. There will be no accrued interest on the purchase of Notes. There will be no accrued interest paid to the investor at the time of a partial or full redemption; rather interest for the portion of the month during which the Note was outstanding will be paid on the next interest payment date.

      A new Variable Rate is determined on Monday of each week and becomes effective for the seven-day period commencing on that Monday. If in any week Money Fund Report™ is not available, the Variable Rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund Report™ ceases to be published, an approximately equivalent effective Base Rate will be determined on the basis of a formula established by Ford Credit.

      Money Fund Report™ is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund ReportTM states that the yield information obtained from money funds is screened by the publisher, Ford Credit does not guarantee the accuracy of the information contained in Money Fund ReportTM.

HOW TO PURCHASE AND REDEEM NOTES

      In order to purchase Notes, you must have an account with the selling agent. If you do not already have an account with the selling agent, you may open an account by completing and mailing in an account application, copies of which may be obtained from the selling agent at Comerica Securities Inc., 201 W. Fort St., Detroit, MI 48226, Attn: Sales Manager Mail Code 3089; Tel: 1-313-222-0123.

      The minimum initial principal amount of Notes that you may purchase is $1,000. Above that, you may purchase any whole-dollar principal amount of Notes. Confirmation of all purchases will be provided by the selling agent. Ford Credit reserves the right to reject or limit the size of any order.

      Persons having an account with the selling agent may purchase Notes at any time by order to the selling agent. Orders to redeem Notes are also given through the selling agent. Orders to

*	Money Fund Report™ is a registered trademark of iMoneyNet, Inc. (formerly IBC Financial Data, Inc).

**	Some individual taxable money funds from time to time have earned (or may earn) yields greater than the yields of the Notes.

purchase or redeem Notes will be processed as set out in the account agreement with the selling agent. Generally, instructions to purchase Notes received by the selling agent prior to 2 p.m. E.S.T. will be executed on the business day received. Instructions to purchase Notes received after that time on a business day, or on a non-business day, will be executed on the next business day. Interest will commence to accrue on the business day on which the Notes are issued. No instruction to purchase Notes will be executed until sufficient funds are in your brokerage account with the selling agent to pay for the Notes to be purchased. Generally, subject to the terms of your agreement with the selling agent, you may redeem all or any part of your Notes on demand on any business day that the New York Stock Exchange and Federal Reserve are open, subject to a minimum principal amount for all Notes registered in your name of $1,000 unless all of your Notes are being redeemed. Notes may be redeemed by contacting your representative at the selling agent. Notes may be redeemed for same-day settlement if instructions are given to the selling agent before 12 p.m. E.S.T. Any instructions given after 12 p.m. E.S.T. will be executed on the next business day. The proceeds of any redemptions will be credited to your account with the selling agent.

      Ford Credit does not charge a fee for purchases or redemptions of Notes. A commission or fee may be payable to the selling agent. The amount of any commission or fee, and other matters relating to purchase or redemption of Notes, will be governed by your account agreement with the selling agent.

ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the Notes by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA, (ii) a “plan” described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity deemed to hold “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity, or (iv) a governmental plan or church plan subject to applicable law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). Each of the foregoing is referred to herein as a “Plan.”

General Fiduciary Matters

      ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to ERISA (an “ERISA Plan”), and ERISA and the Code and prohibit certain transactions involving the assets of a Plan and certain “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code.

      In considering an investment of the assets of any Plan in a Note, a fiduciary of a Plan should determine whether the investment is in accordance with the documents and instruments governing such Plan and the applicable provisions of ERISA, the Code or any provisions of Similar Law relating to a fiduciary’s duties to such Plan, including without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any Similar Law.

      Any insurance company proposing to invest assets of its general account in the Notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are parties in interest or disqualified persons, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. The acquisition and/or holding of a Note by an ERISA Plan with respect to which we or the selling agent are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the Note is acquired and held in accordance with an applicable statutory or administrative prohibited transaction exemption.

      Governmental plans and church plans that are subject to Similar Law may purchase or hold a Note only in compliance with such Similar Law, including any applicable statutory or administrative prohibited transaction exemption available under such Similar Law.

Deemed Representation

      Because of the foregoing, the Notes should not be purchased or held by any person investing assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any Similar Law. Accordingly, by its acceptance of a Note, each purchaser of a Note will be deemed to represent and warrant that either (i) it is not using assets of a Plan to purchase or hold a Note, or (ii) its purchase and holding of a Note, throughout the period that it holds such Note, is exempt from the prohibited transaction restrictions under ERISA and Section 4975 of the Code or any provisions of Similar Law, as applicable, pursuant to one or more prohibited transaction statutory or administrative exemptions.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding a Note on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be applicable to the purchase or holding of a Note.

PLAN OF DISTRIBUTION

      Ford Credit will offer the Notes on a continuing basis through Comerica Securities Inc., referred to in this Prospectus Supplement as the “selling agent,” which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. Ford Credit reserves the right to withdraw, cancel or modify the offer made hereby at any time. Ford Credit will have the sole right to accept offers to purchase Notes and may reject an offer in whole or in part. The selling agent may reject, in whole or in part, any offer it solicited to purchase Notes.

      We have agreed to pay the selling agent a monthly commission within ten days of each interest payment date equal to 0.029167% of the average outstanding balance of Notes outstanding during the month preceding the payment.

      The selling agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the selling agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

      The Notes are not transferable.

      The selling agent has performed investment and commercial banking and advisory services for us from time to time for which it has received customary fees and expenses. The selling agent may, from time to time, engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL MATTERS

      S.J. Thomas, Esq., who is Ford Credit’s Secretary and is also Counsel-Corporate of Ford, has provided Ford Credit an opinion about the legality of the Notes. Ms. Thomas owns Ford common stock and options to purchase shares of Ford common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 27, 2003

Ford Motor Credit Company

$2,000,000,000

FLOATING RATE DEMAND NOTES

          The Floating Rate Demand Notes are issued and offered by Ford Motor Credit Company.

          Notes may be issued in one or more series.

          This prospectus provides you with a general description of the Notes. Ford Credit will also from time to time issue one or more prospectus supplements and pricing supplements in connection with offerings of the Notes containing specific information about the terms of the Notes offered and each offering. Each prospectus supplement may also add, update or change information in this prospectus.

          The Notes will earn interest at a floating rate per annum. Unless otherwise specified in a supplement to this prospectus, the floating interest rate payable on the Notes will be based on the most recent seven-day average yield (non-compounded) for all taxable money funds as reported weekly in Money Fund Report™ plus an additional fraction of a percentage point, as set forth in the applicable prospectus supplement or pricing supplement. Interest on the Notes will accrue daily.

          The Notes are non-transferable. Ford Credit reserves the right to withdraw, cancel or modify the offer of the Notes at any time. Ford Credit may reject any offer to purchase Notes in whole or in part. The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Ford Motor Credit Company (parent company only), of which approximately $137 billion was outstanding at March 31, 2003.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, together with pricing supplements relating to this prospectus and/or any prospectus supplement. No one has been authorized to provide you with different information.

      The Notes are not being offered in any jurisdiction where the offer is not permitted.

      You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date of these documents.

WHERE YOU CAN FIND MORE INFORMATION

      Ford Motor Credit Company (“Ford Credit”) files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document Ford Credit files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

      The SEC allows Ford Credit to incorporate by reference the information Ford Credit files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and prior to the effectiveness and (ii) until the offering of all the Notes has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the “First Quarter 10-Q Report”).

•	Current Reports on Form 8-K Report dated April 1, 2003, April 16, 2003, May 1, 2003, May 7, 2003 and June 3, 2003.

      These reports include information about Ford Motor Company (“Ford”) as well as information about Ford Credit.

      You may request copies of these filings at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address:

Ford Motor Credit Company One American Road Dearborn, MI 48126 Attn: Corporate Secretary 1-800-426-2888

INFORMATION CONCERNING FORD CREDIT

      Ford Credit was incorporated in Delaware in 1959 and is an indirect wholly-owned subsidiary of Ford. As used herein “Ford Credit” refers to Ford Motor Credit Company and its subsidiaries unless the context otherwise requires.

      Ford Credit is the world’s largest automotive finance company based on the dollar value of the portfolio of finance receivables that it owns and manages. It provides vehicle and dealer financing in 36 countries to more than 11 million customers and more than 12,500 automotive dealers.

      Ford Credit offers a wide variety of automotive financial services to and through automotive dealers throughout the world. In the United States and Canada, under the Ford Credit brand name, it provides financing services to and through dealers of Ford, Lincoln and Mercury brand vehicles and non-Ford vehicles also sold by these dealers. It provides similar financial services under the Jaguar, Land Rover and Mazda brand names to and through Jaguar, Land Rover and Mazda dealers, respectively. Under its PRIMUS label, it provides financing services to Aston Martin and non-Ford dealers in the United States and Canada. Volvo dealers in the United States obtain financing services from its U.S. Volvo financing subsidiary. Its Fairlane and Triad subsidiaries offer non-prime financing through dealers, mainly for used vehicles. Ford Credit also offers financial services to vehicle leasing companies and fleet purchasers.

      The company’s primary financial services fall into three categories:

•	Retail financing — purchasing retail installment sale contracts and retail leases from dealers.

•	Wholesale financing — making loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing.

•	Other financing — making loans to dealers for working capital, improvements to dealership facilities, and acquisition of real estate.

      Ford Credit also services the finance receivables it originates and purchases; makes loans to Ford affiliates; finances receivables of Ford and its subsidiaries; and provides insurance services related to its financing programs. Ford Credit earns its revenue primarily from retail installment sale contracts and leases and interest supplements and other support payments received from Ford on special-rate retail financing programs.

      The mailing address of Ford Credit’s executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

GENERAL

      The rights of investors in the Notes are summarized in the following pages. This summary is subject to additional information in any prospectus supplement and/or pricing supplement.

      An investment in the Notes is not a bank account and is not protected by the Federal Deposit Insurance Corporation or any other insurance. Since all purchases of Notes will be investments in the securities of a single issuer (Ford Credit), investors will not have the advantage of diversification offered by money funds and will not have the protection provided by the Investment Company Act of 1940.

INTEREST RATE INFORMATION

      Unless otherwise indicated in a supplement to this prospectus, Notes will earn interest at a floating rate per annum equal to the most recent seven-day average yield (non-compounded) for all taxable money funds reported weekly in Money Fund Report™* plus an additional amount, expressed as a percentage (the “Variable Rate”).** Specific information on the current interest rate for each series of Notes will be set forth on pricing supplements issued by Ford Credit from time to time. Interest on the Notes will accrue as described in the applicable prospectus supplement or pricing supplement.

      The Variable Rate will be determined and will become effective on the next following Monday each time a new seven-day average yield (non-compounded) for all taxable money funds reported in Money Fund Report™ is available. If in any week Money Fund ReportTM is not available, the Variable Rate for the following calendar week will be the same as that for the previous calendar week. If Money Fund ReportTM ceases to be published, an approximately equivalent effective Variable Rate will be determined on the basis of a formula established by Ford Credit.

      Money Fund Report™ is published weekly and includes yield statistics for nearly all taxable money funds in operation. The reported yields are obtained from the money funds themselves and are stated on a consistent simple interest basis to represent the annualized total yield to the investor, after deducting any management fees and expenses of each of the money funds. While Money Fund Report™ states that the yield information obtained from money funds is screened by the publisher, Ford Credit does not guarantee the accuracy of the information contained in Money Fund Report™.

      Interest credited for any given past period on investments in the Notes is not an indication or representation of future results. Because the weekly interest rate applicable to investments in the Notes may fluctuate, such information may not provide a basis for comparison with bank deposits, other investments which pay a fixed yield for a stated period of time, or investment companies, including money funds, which may use different methods of calculating yield. Information on the availability of current interest rates applicable to investments in a given series of the Notes described in any supplement to this prospectus will be provided in the prospectus supplement and related pricing supplements applicable to that series.

       * Money Fund Report™ is a registered trademark of iMoneyNet, Inc. (formerly IBC Financial Data, Inc).
      ** Some individual taxable money funds from time to time may have earned (or may earn) yields greater than the yields of the Notes.

DESCRIPTION OF THE NOTES

General

      The Notes will be issued under an Indenture dated as of February 1, 1985, as supplemented (the “Indenture”), between Ford Credit and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company (JPMorgan Chase Bank, in its capacity as Trustee under the Indenture, or any successor trustee is referred to as the “Trustee”). A copy of the Indenture also is filed as an exhibit to the Registration Statement filed with the Commission covering the offering of Notes, and statements in this Prospectus relating to the Notes are subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term used in it is referred to, the statement in connection with which such reference is made is qualified in its entirety by such reference. Ford Credit may from time to time enter into one or more additional supplemental indentures without the consent of the holders of the Notes, providing for the issuance of Notes under the Indenture in addition to the principal amount authorized on the date of this prospectus.

      The Notes will be unsecured obligations of Ford Credit and will be issued in registered form only, without coupons. The Notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described in this prospectus and, where applicable, any supplement to this prospectus for each series of Notes. The Notes will rank prior to all subordinated indebtedness of Ford Motor Credit Company (parent company only) and pari passu with all other indebtedness of Ford Motor Credit Company (parent company only).

Limitation on Liens

      If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a “Mortgage”) any of its property or assets, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed $5 million in the aggregate at any one time outstanding and does not apply to:

•	certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

•	Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

•	Mortgages in favor of Ford Credit or any Restricted Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

•	deposits made in connection with pending litigation;

•	Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

•	any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (See Section 10.04 in the Indenture).

Merger and Consolidation

      The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 in the Indenture (see “Limitation on Liens” above) without equally and ratably securing the Indenture Securities. (See Section 8.03 in the Indenture).

Events of Default and Notice Thereof

      The following events are defined in the Indenture as “Events of Default”:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to perform any other covenants for 90 days after notice; and

•	certain events of bankruptcy, insolvency or related reorganization of Ford Credit. (See Section 5.01 in the Indenture).

      If an Event of Default occurs and continues, the Trustee or the holders of a least 25% of the aggregate principal amount of the Notes may declare the entire principal amount of all of the Notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Notes can void the declaration. (See Section 5.02 in the Indenture).

      The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Noteholders notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Noteholders. (See Section 6.02 in the Indenture).

      Ford Credit is required to furnish to the Trustee annually a statement of certain officers of Ford Credit stating whether or not to the best of their knowledge Ford Credit is in default in the performance and observance of the terms of the Indenture and, if Ford Credit is in default, specifying such default. (See Section 10.05 in the Indenture).

      Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of Notes, unless the holders offer the Trustee reasonable protection from expenses and liability. (See Section 6.01 in the Indenture). If they provide this reasonable indemnification, the holders of a majority of the aggregate principal amount of the Notes may direct the Trustee how to act under the Indenture. (See Section 5.12 in the Indenture).

Modification of the Indenture

      With certain exceptions, under the Indenture, Ford Credit’s rights and obligations and the rights of the Noteholders may be modified by Ford Credit with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding; but no such modifications may be made which would (i) after the principal or interest payment terms; or (ii) reduce the above-stated percentage of Notes, the consent of the holders of which is required to modify or alter the Indenture, without the consent of the holders of all Notes then outstanding. (See Section 9.02 in the Indenture).

Concerning the Trustee

      JPMorgan Chase Bank, the Trustee under the Indenture, is also the trustee under indentures covering a number of outstanding issues of notes and debentures of Ford, is a depositary of Ford Credit and Ford, has from time to time made loans to Ford Credit, Ford and its subsidiaries and has performed other services for such companies in the normal course of its business.

RIGHTS NOT TRANSFERABLE

      No right or interest in or to a Note is assignable or transferable in whole or in part except for redemptions and no attempted assignment or transfer otherwise will be effective. Except for redemptions, no right or interest of any investor in an account under the Notes shall be liable for, or subject to, any obligation or liability of such investor.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for the three months ended March 31, 2003 and the years 1998-2002 for Ford Credit are included as an exhibit to the registration statement of which this prospectus is a part and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the three months ended March 31, 2003 and the years 1998-2002 for Ford are included in Ford Credit’s First Quarter 10-Q Report and are incorporated in this Prospectus by reference.

USE OF PROCEEDS

      The net proceeds from the sale of the Notes will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans and for use in connection with the retirement of debt. Such proceeds initially may be used to reduce short-term borrowings (commercial paper or borrowings under bank lines of credit) or may be invested temporarily in short-term securities.

      Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions and other factors.

PLAN OF DISTRIBUTION

      We may sell the Notes to or through agents or underwriters or directly to one or more purchasers.

By Agents or Dealers

      We may use agents or dealers to sell the Notes. The agents or dealers will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. We may pay commissions to these agents or dealers, which will be described in the applicable prospectus supplement.

By Underwriters

      We may sell the Notes to underwriters. The underwriters may resell the Notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Notes will be subject to certain conditions. Each underwriter will be obligated to purchase all the Notes allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      We may sell Notes directly to investors. In this case, no underwriters or agents will be involved and the terms of such sale will be described in a supplement to this prospectus.

General Information

      Any underwriters, dealers or agents will be identified and their compensation described in a supplement to this prospectus, or in a related pricing supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

      S. J. Thomas, Esq., who is Ford Credit’s Secretary and is also Counsel-Corporate of Ford, or another of our lawyers, will give us an opinion about the legality of the Notes. Ms. Thomas owns, and such other lawyer likely would own, Ford common stock and options to purchase shares of Ford common stock.

EXPERTS

      The financial statements included in the 2002 10-K Report have been audited by PricewaterhouseCoopers LLP (“PwC”), independent auditors. They are incorporated by reference in this prospectus and in the registration statement in reliance upon PwC’s report on those financial statements given on their authority as experts in accounting and auditing.

      None of the interim financial information included in the First Quarter 10-Q Report has been audited by PwC. PwC has reported that they have applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their report on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Ford Credit Floating Rate Demand Notes

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

Securities and Exchange Commission registration fee	$161,800
Printing and engraving	$35,000
Legal fees and expenses	$15,000
Accounting fees	$10,000
Fees and expenses of Trustee	$60,000
Commissions	$58,000
Miscellaneous	$25,000

Total	$364,800

Item 15. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware provides as follows:

      145. Indemnification of officers, directors, employees and agents; insurance —

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such persons reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 5 of Article Ninth of the Certificate of Incorporation of Ford Credit provides as follows:

LIMITATION ON LIABILITY OF DIRECTORS;

INDEMNIFICATION AND INSURANCE.

      5.1. Limitation on Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the Delaware General Corporation Law or

(iv) for any transaction from which the director derived an improper personal benefit.

      If the Delaware General Corporation Law is amended after approval by the stockholders of this subsection 5.1 of Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      5.2. Effect of any Repeal or Modification of Subsection 5.1. Any repeal or modification of subsection 5.1 of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      5.3. Indemnification and Insurance.

      5.3a. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys’ fees, amounts paid or to be paid in settlement and excise taxes imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or (iii) similar matters) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subsection 5.3b of this Article NINTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this subsection 5.3a of Article NINTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection 5.3a of Article NINTH or otherwise.

      5.3b. Right of Claimant to Bring Suit. If a claim which the corporation is obligated to pay under subsection 5.3a of this Article NINTH is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      5.3c. Miscellaneous. The provisions of this Section 5.3 of Article NINTH shall cover claims, actions, suits and proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Section 5.3 of Article NINTH should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

      5.3d. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 5.3 of Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      5.3e. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

      5.3f. Indemnification of Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the corporation to the fullest extent of the provisions of this Section 5.3 of Article NINTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

      Similar indemnification provisions in Section 5 of Article NINTH of the Certificate of Incorporation of Ford are applicable to directors, officers and employees of Ford Credit who serve as such at the request of Ford.

      Paragraph XXVI (formerly Paragraph XXIV) of Ford’s Savings and Stock Investment Plan provides as follows with respect to the members of the Savings and Stock Investment Plan Committee:

No member of the Committee or alternate for a member or director, officer or employee of any Participating Company shall be liable for any action or failure to act under or in connection with the Plan, except for his own bad faith; provided, however, that nothing herein shall be deemed to relieve any such person from responsibility or liability for any obligation or duty under ERISA. Each director, officer, or employee of the Company who is or shall have been designated to act on behalf of the Company and each person who is or shall have been a member of the Committee or an alternate for a member or a director, officer or employee of any Participating Company, as such, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company’s written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that, upon the assertion or institution of any such claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that a Participating Company may have to indemnify him or hold him harmless.

      Pursuant to the Underwriting Agreements relating to its underwritten offerings of securities, the underwriters have agreed to indemnify Ford Credit, each officer and director of Ford Credit and each person, if any, who controls Ford Credit within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act. The Sales Agency Agreements and the Purchase Agreements filed as Exhibits to, or incorporated by reference in, Ford Credit’s Registration Statements relating to its offerings of medium-term notes, provide for similar indemnification by the Agents named therein.

      Ford Credit is insured for liabilities it may incur pursuant to Article NINTH of its Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Ford Credit’s Certificate of Incorporation. The premium for both insurance coverages is paid by Ford.

      Pursuant to Paragraph X of the Ford Money Market Account Program (the “Program”) each member and alternate or a member of the Program Committee and each officer and director of each Participating Company is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Program.

      Pursuant to Paragraph VIII of the Ford Money Market Account Plan (the “Plan”) each member and alternate member of the Plan Committee and each officer, director and employee of Ford Credit is indemnified against all loss, cost, liability or expense reasonably incurred in connection with or resulting from any claim, action, suit or proceeding in which such person is involved or may be involved by reason of any action or failure to act under the Plan.

Item 16. Exhibits.

Exhibit No.	Description

Exhibit 1*	Form of Selling Agent Agreement.
Exhibit 4-A	Indenture dated as of February 1, 1985 between Ford Credit and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-A to Registration Statement No. 2-95568 and incorporated herein by reference.
Exhibit 4-B*	Form of Notes.
Exhibit 4-C	First Supplemental Indenture dated as of April 1, 1986 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-B to Ford Credit’s Current Report on Form 8-K dated April 29, 1986 and incorporated herein by reference.
Exhibit 4-D	Second Supplemental Indenture dated as of September 1, 1986 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-B to Ford Credit’s Current Report on Form 8-K dated August 28, 1986 and incorporated herein by reference.
Exhibit 4-E	Third Supplemental Indenture dated as of March 15, 1987 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-E to Registration Statement No. 33-12928 and incorporated herein by reference.
Exhibit 4-F	Fourth Supplemental Indenture dated as of April 15, 1988 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-F to Post-Effective Amendment No. 1 to Registration Statement No. 33-20081 and incorporated herein by reference.
Exhibit 4-G	Fifth Supplemental Indenture dated as of September 1, 1990 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-G to Registration Statement No. 33-41060 and incorporated herein by reference.
Exhibit 4-H	Sixth Supplemental Indenture dated as of June 1, 1998 between Ford Motor Credit Company and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4.1 to Ford Credit’s Current Report on Form 8-K dated June 15, 1998 and incorporated herein by reference.

Exhibit No.	Description

Exhibit 4-I	Seventh Supplemental Indenture dated as of January 15, 2002 between Ford Motor Credit Company and JPMorgan Chase Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-I to Registration Statement No. 333-75234 and incorporated herein by reference.
Exhibit 5	Opinion of S. Thomas, Secretary and Corporate Counsel of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 12-A	Calculation of Ratios of Earnings to Fixed Charges of Ford Credit.
Exhibit 12-B	Calculation of Ratios of Earnings to Fixed Charges of Ford. Filed as part of Exhibit 99.1 to Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.
Exhibit 15	Letter from PricewaterhouseCoopers LLP regarding unaudited interim financial information.
Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.
Exhibit 23-B	Consent of S. Thomas is contained in her opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.
Exhibit 25	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, Trustee.

*	To be filed by amendment.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Ford Credit pursuant to the provisions described under Item 15 above, or otherwise, Ford Credit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ford Credit or Ford of expenses incurred or paid by a director, officer or controlling person of Ford Credit in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ford Credit, or Ford, as the case may be, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on the 27th day of June, 2003.

FORD MOTOR CREDIT COMPANY

By:	GREGORY C. SMITH*

(Gregory C. Smith)
Chairman of the Board,
Chief Executive Officer
and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

GREGORY C. SMITH* (Gregory C. Smith)	Chairman of the Board, Chief Executive Officer, President and Director (principal executive officer)

DAVID P. COSPER* (David P. Cosper)	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

MALCOLM S. MACDONALD* (Malcolm S. Macdonald)	Director and Audit Committee Member	June 27, 2003

MICHAEL E. BANNISTER* (Michael E. Bannister)	Director

TERRY D. CHENAULT* (Terry D. Chenault)	Director

ALLAN D. GILMOUR* (Allan D. Gilmour)	Director and Audit Committee Chairman

*By: /s/ STACY P. THOMAS (Stacy P. Thomas) Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 1*	Form of Selling Agent Agreement.
Exhibit 4-A	Indenture dated as of February 1, 1985 between Ford Credit and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-A to Registration Statement No. 2-95568 and incorporated herein by reference.
Exhibit 4-B*	Form of Notes.
Exhibit 4-C	First Supplemental Indenture dated as of April 1, 1986 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-B to Ford Credit’s Current Report on Form 8-K dated April 29, 1986 and incorporated herein by reference.
Exhibit 4-D	Second Supplemental Indenture dated as of September 1, 1986 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-B to Ford Credit’s Current Report on Form 8-K dated August 28, 1986 and incorporated herein by reference.
Exhibit 4-E	Third Supplemental Indenture dated as of March 15, 1987 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-E to Registration Statement No. 33-12928 and incorporated herein by reference.
Exhibit 4-F	Fourth Supplemental Indenture dated as of April 15, 1988 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-F to Post-Effective Amendment No. 1 to Registration Statement No. 33-20081 and incorporated herein by reference.
Exhibit 4-G	Fifth Supplemental Indenture dated as of September 1, 1990 between Ford Credit and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-G to Registration Statement No. 33-41060 and incorporated herein by reference.
Exhibit 4-H	Sixth Supplemental Indenture dated as of June 1, 1998 between Ford Motor Credit Company and The Chase Manhattan Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4.1 to Ford Credit’s Current Report on Form 8-K dated June 15, 1998 and incorporated herein by reference.
Exhibit 4-I	Seventh Supplemental Indenture dated as of January 15, 2002 between Ford Motor Credit Company and JPMorgan Chase Bank as successor to Manufacturers Hanover Trust Company, relating to the Notes, filed as Exhibit 4-I to Registration Statement No. 333-75234 and incorporated herein by reference.
Exhibit 5	Opinion of S. Thomas, Secretary and Corporate Counsel of Ford Credit, as to the legality of the Notes registered hereunder.
Exhibit 12-A	Calculation of Ratios of Earnings to Fixed Charges of Ford Credit.
Exhibit 12-B	Calculation of Ratios of Earnings to Fixed Charges of Ford. Filed as part of Exhibit 99.1 to Ford Credit’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference.
Exhibit 15	Letter from PricewaterhouseCoopers LLP regarding unaudited interim financial information.

Exhibit No.	Description

Exhibit 23-A	Consent of PricewaterhouseCoopers LLP.
Exhibit 23-B	Consent of S. Thomas is contained in her opinion filed as Exhibit 5 to this Registration Statement.
Exhibit 24	Powers of Attorney.
Exhibit 25	Statement of Eligibility on Form T-1 of JPMorgan Chase Bank, Trustee.

* To be filed by amendment.